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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement on Form S-8 pertaining to the 1996 Stock Plan and the 1996 Non-Employee Directors Stock Option Plan of ECCS, Inc., for the registration of an aggregate of 750,000 shares of its common stock and to the incorporation by reference therein of our report dated April 11, 1996, except for Notes 5 and 14 as to which the date is May 17, 1996, with respect to the consolidated financial statements and schedule of ECCS, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                       ERNST & YOUNG LLP

Princeton, New Jersey
November 4, 1996